UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 13, 2006
IDERA PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Juris- diction of Incorporation)	001-31918 (Commission File Number)	04-3072298 (IRS Employer Identification No.)

345 Vassar Street, Cambridge, Massachusetts (Address of Principal Executive Offices)	02139 (Zip Code)
(617) 679-5500
Registrant’s telephone number, including area code:
n/a
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:  Entry into a Material Definitive Agreement
     On April 13, 2006, Idera Pharmaceuticals, Inc. (the “Company”) entered into an amended and restated employment agreement with Robert G. Andersen, the Company’s Chief Financial Officer and Vice President of Operations. Under the agreement, Mr. Andersen’s employment will continue for a two-year term ending on April 13, 2008, which term will automatically be extended for an additional year on such date and on an annual basis thereafter unless either party provides prior notice otherwise. Under the agreement, Mr. Andersen is entitled to receive an annual base salary of $313,500 and an annual bonus determined by the Compensation Committee of the Company’s Board of Directors, which bonus for the fiscal year ending December 31, 2006 will equal between 10% and 50% of his annual base salary.
     If Mr. Andersen’s employment is terminated by the Company without cause or by him for good reason, the Company will pay Mr. Andersen his base salary as severance for a period ending on the first anniversary of his termination date (the “Severance Payment”). The Company has also agreed to continue to provide Mr. Andersen with certain benefits for a period ending on the earlier of the final day of the term of the agreement in effect immediately prior to such termination and the first anniversary of his termination date, except to the extent another employer provides Mr. Andersen with comparable benefits. Additionally, any stock options or other equity incentive awards previously granted to Mr. Andersen will vest as of the termination date to the extent such options or equity incentive awards would have vested had he continued to be an employee of the Company until the first anniversary of his termination date.
     If Mr. Andersen’s employment is terminated by him for good reason or by the Company without cause in connection with, or within one year after, a change in control of the Company, the Company will pay Mr. Andersen in lieu of the Severance Payment a lump sum cash payment equal to his base salary. The vesting of all stock options held by Mr. Andersen will be accelerated in full upon the occurrence of a change in control of the Company.
     Mr. Andersen has agreed that during his employment with the Company and for a one-year period thereafter, he will not hire or attempt to hire any employee of the Company or compete with the Company.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDERA PHARMACEUTICALS, INC.
Date: April 19, 2006	By:	/s/ Robert G. Andersen
Robert G. Andersen
Chief Financial Officer and Vice President of Operations